Exhibit 99.1

PRESS RELEASE ISSUED JULY 14TH, 2022

Tampa, Fla., July 14, 2022/PR Newswire/ - Seafarer Exploration Corp. (OTCQB: SFRX) announced today that starting this week, it will begin sharing underwater archaeology and exploration with the public on an expected weekly basis on different media platforms, including YouTube.

Kyle Kennedy, CEO of Seafarer stated “Seafarer is performing exceptional archaeology and is providing a valuable service to the Florida Division of Historical Resources (DHR) and the general public in direct alignment with the goals of the 1A-31 permit program. While shareholders will enjoy and appreciate regular updates on our progress, we feel it is important to share this collection of data and knowledge with the public. Our archaeologists have been conducting tedious and consequential archival research and remote sensing on new and undiscovered shipwrecks, some of which are several miles off the Florida coast.

“Seafarer currently has several underwater archaeologists engaged in exploration and conservation, as well as scientists and engineers improving and inventing technology. Combined with the new sites we are finding we believe it is time to share the great work and exciting adventures we are having through various media platforms.”

“In line with this endeavor, we have created a wholly owned subsidiary, Exploration Studios, LLC, to facilitate the plan to eventually bring in revenues through media. With these first steps Seafarer’s future looks brighter and brighter, and we invite our investors and the general public to join us in our story.”

About Seafarer Exploration:

Seafarer Exploration Corp. is a publicly traded underwater exploration and technology company traded under the symbol SFRX. The principal business of the company is to develop the infrastructure and technology necessary to engage in the archaeologically-sensitive research, documentation, exploration, recovery, and conservation of historic shipwrecks. The company has secured multiple sites it believes contain historic and valuable shipwrecks. The company will use accepted archaeological methods to properly document, research and recover portions of the wrecks. Seafarer employs scientists and historians and is committed to preserving the cultural and historical significance of every wreck it finds. www.seafarercorp.com.

Disclaimer:

The press release may include certain statements that are not descriptions of historical facts but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking terminology such as ''may,'' ''expects," ''believes,'' ''anticipates,'' ''intends,'' ''projects," or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Such information is based upon various assumptions made by, and expectations of, our management that was reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectation and actual results may vary (perhaps materially) from certain of the results anticipated herein.

Social Media:

Facebook: https://www.facebook.com/SeafarerCorp

Instagram: https://www.instagram.com/seafarercorp/

YouTube: https://www.youtube.com/c/SeafarerExplorationCorporation1

Twitter: https://twitter.com/SeafarerCorp

Media Contact:

Kyle Kennedy
(813) 448-3577